EQUIPMENT PURCHASE AGREEMENT

This Equipment Purchase Agreement (the "Agreement") is effective July 25th, 2014,

BETWEEN: **Fergus Edward Ismond** (the "Vendor"), a individual organized and existing under the laws of the Province of Alberta with his residence located at:

Box 3388, Sherwood Park Alberta, T8H 2T3,

AND: **Sunvault Energy Inc.** (the "Purchaser"), a company organized and existing under the laws of the State of NEVADA with its head office located at:

107 – Portside Court,
Kelowna, BC
V1V 1T2

WITNESSETH:

WHEREAS the Vendor is the owner of certain trailer units and related equipment located in Alberta

AND WHEREAS the Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor the aforementioned trailer units and related equipment upon and subject to the terms and conditions hereof;

NOW THEREFORE, IN CONSIDERATION OF THE PREMISES AND OF THE CONDITIONS AND COVENANTS HEREIN CONTAINED, THE VENDOR AND PURCHASER HERETO AGREE AS FOLLOWS:

1. DEFINITIONS

In this Agreement, unless specifically defined otherwise or the context otherwise requires, the following terms shall have the following meanings, and the terms elsewhere herein shall have the meaning there defined:

"Agreement" means this Equipment Purchase Agreement including all schedules attached hereto, all of which are incorporated herein by reference and form part hereof and all amendments and supplements hereto and the terms "herein", "hereof", "hereto", "hereunder", and like terms refer to this Agreement;

"Closing" means the completion of the sale to and purchase by the Purchaser of the Equipment under this Agreement by the transfer and delivery of documents of title thereto and the payment of the Purchase Price therefor in accordance with this Agreement;

"Person" means any individual, corporation, partnership, trustee or trust or unincorporated association;

"Equipment" means the trailer units and related equipment listed in Schedule A hereto;

"Purchase Price" means the purchase price to be paid by the Purchaser to the Vendor for the Equipment as provided for in Section 2.1 hereof.

2. PURCHASE AND SALE

2.1. The Vendor hereby sells, conveys and transfers the Equipment to the Purchaser and the Purchaser, in specific reliance on each and every representation and warranty of the Vendor herein contained, hereby purchases the Equipment from the Vendor for a total purchase price (the "Purchase Price") of **$125,000** payable through the issue of Sunvault Energy common shares at a deemed value of .25 cents per share.

2.2. The Purchase Price is payable in full concurrently with the execution of this Agreement and shall be paid by the Purchaser by the delivery of a share certificate. The Vendor and the Purchaser agree that when the trailers are delivered to site that the certificate will be issued and delivered within four business days.

2.3. The Purchaser and the Vendor acknowledge and agree that the Purchase Price includes all applicable taxes, including goods and services tax and FEDERAL/PROVINCIAL sales taxes. The Vendor hereby undertakes to remit all applicable taxes payable on the conveyance of the Equipment to the appropriate government authorities within the legally prescribed time limits.

2.4. The Purchaser does not and shall not assume and shall be deemed not to assume any of the liabilities, debts or obligations of the Vendor, whether present or future, and whether or not relating to the Equipment.

2.5. The Vendor shall execute and deliver to the Purchaser all such bills of sale, assignments, instruments of transfer, assurances, consents and other documents as shall be necessary effectively to transfer to Purchaser all Vendor's rights, titles and interest in, to and under, or in respect of the Equipment and shall effect such registrations, recordings and filings with public authorities as may be required in connection with the transfer of ownership to Purchaser of the Equipment.

3. COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby covenants, represents and warrants to the Purchaser as follows:

3.1. The Vendor is an Individual with a residence in Alberta. The Vendor has the power, authority and capacity to own this property and to carry on its sale in the manner and to carry out the transaction contemplated hereby.

3.2. The execution and delivery by the Vendor of and the performance of its obligations under this Agreement and the completion by the Vendor of the transaction contemplated hereby will not result in the violation of any of Federal Law or regulation of the Province of ALBERTA or any order or decree of any court or tribunal to which the Vendor, the Purchaser or the Equipment are subject.

3.3. This Agreement has been duly authorized, executed and delivered by the Vendor and is a valid and binding obligation of the Vendor enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or other Federal Law of general application affecting the rights of creditors and except that specific performance is an equitable remedy which may only be awarded in the discretion of the court.

3.4. The Equipment is owned by the Vendor by good and marketable title thereto, free and clear of all liens, hypothecs, pledges, security interests or other encumbrances whatsoever.

4. COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby covenants, represents and warrants to the Vendor as follows:

4.1. The Purchaser is a corporation duly incorporated, property organized and validly subsisting in good standing under the State of Nevada. The Purchaser has the corporate power, authority and capacity to own its property and to carry on its business in the manner and to the extent currently carried on in all jurisdictions in which it presently carries on business and to carry out the transaction contemplated hereby.

4.2. This Agreement has been duly authorized, executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or other Federal Law of general application affecting the rights of creditors and except that specific performance is an equitable remedy which may only be awarded in the discretion of the court.

4.3. Board approval of Sunvault Energy is required once delivery has occurred to issue shares as required to purchase the Equipment as provided for herein and the purchase of the Equipment as provided for herein shall not conflict with or result in or cause the occurrence of an event or condition which after notice or lapse of time or both would constitute a breach of or default under the Purchaser's articles of incorporation, by-laws or under any agreement, instrument, order, judgment or decree to which the Purchaser is subject.

4.4. The sale and purchase of the Equipment hereunder is at Purchaser's own risk and peril, on an "as is", "where is" basis, without any warranty, representation or condition whatsoever, either legal or contractual, express or implied, as to the state, quality, durability, description, fitness for purpose or otherwise of the Equipment.

5. SURVIVAL OF PURCHASER'S REPRESENTATIONS AND INDEMNIFICATION

5.1. The covenants, representations and warranties of the Purchaser contained in this Agreement or contained in any document or certificate given pursuant thereto shall survive the Closing of the purchase and sale of the Equipment provided for herein..

5.2. The Vendor shall indemnity and save harmless the Purchaser, its directors, shareholders, officers and employees from and against any loss whatsoever, including all claims, demands, costs and expenses, arising out of, resulting from or pursuant to any breach of any representation, warranty or covenant of the Vendor contained in this Agreement.

6. POSSESSION OF EQUIPMENT

The Vendor hereby agrees that the Purchaser shall have physical possession and ownership of the Equipment as soon as delivery to site occurs. Recognizing the obligation to deliver the shares for purchase once delivery has occurred, should the Purchaser not deliver the shares to the agreed period – within four business days after delivery to site, then the Purchaser is obligated to return the equipment to the Vendor at its own expense.

7. NOTICES, REQUESTS, DEMANDS AND OTHER COMMUNICATIONS

7.1. Notices

All notices, requests, demands and other communications hereunder shall be in writing with specific reference to this Agreement and shall be deemed to have been duly delivered on the date of delivery,

if by hand, with a signed acknowledgement of receipt of delivery; on the [NUMBER] business day after transmission, if sent by telex, telegraph or telecopier; or on the [NUMBER] business day following the day on which it was mailed, sent by first class, certified or registered mail, if sent by mail, as follows:

7.1.1.in the case of the Vendor, addressed to:

Fergus Edward Ismond, Box 3388, Sherwood Park Alberta, T8H 2T3,

7.1.2.in the case of the Purchaser, addressed to:

Sunvault Energy Inc.
107 Portside Court
Kelowna, BC
V1V 1T2
Attention: Gary Monaghan

or such other address as the parties may from time to time advise the other party by notice in writing.

7.2. Binding Contract

This Agreement shall enure to the benefit of and be binding upon the Sunvault Energy Inc hereto and their respective heirs, executors, legal representatives, successors and assigns.

7.3. Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior negotiations, agreements and understandings, if any.

7.4. Further Documents

The Vendor and the Purchaser will each execute and deliver such further documents and instruments and do such acts and things after the Effective Date as may be reasonably required by the other to carry out the intent and meaning of this Agreement.

7.5. Headings

This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

7.6. Interpretation

Each Article and Section of this Agreement, and any part hereof, shall be interpreted separately and the nullity of any Article or Section or any part thereof shall not render the remaining parts of the Agreement null.

7.7. Preamble

The preamble forms an integral part of this Agreement.

7.8. Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta. The two parties hereby irrevocably submit to the jurisdiction of the courts of the Province of Alberta in respect of all matters or disputes arising from this Agreement.

7.9. Costs

The Vendor and the Purchaser shall each bear and be responsible for all of its own costs and expenses, including legal fees, incurred in connection with this Agreement and the transaction hereby contemplated.

7.10. Time of Essence

Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed at EDMONTON, ALBERTA on the date indicated above.

VENDOR	PURCHASER – Sunvault Energy Inc.
[signature]	[signature]
Authorized Signature	Authorized Signature
Fergus E Ismond	Gary Monaghan – President & CEO
Print Name and Title	Print Name and Title
CO-OWNER	

SCHEDULE A
LIST OF EQUIPMENT

The office trailer 9 Units 12' X 60' each Unit. Price is $250,000.00
As is Condition (this agreement is 50% owner of the 9 units)